Subject to Completion Preliminary Term Sheet dated October 9, 2015
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-202354
(To Prospectus dated May 1, 2015,
Prospectus Supplement dated May 4, 2015 and
Product Supplement EQUITY INDICES ARN-1 dated May 4, 2015)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	October , 2015 November , 2015 October , 2017
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Accelerated Return Notes®
Linked to an International Equity Index Basket
■
Maturity of approximately two years
■
3-to-1 upside exposure to increases in the Basket, subject to a capped return of [25% to 29%]
■
The Basket will be comprised of the EURO STOXX 50® Index and the JPX-Nikkei Index 400. Each of those indices will be given an initial weight of 50%
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1-to-1 downside exposure to decreases in the Basket, with 100% of your investment at risk
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All payments occur at maturity and are subject to the credit risk of Bank of America Corporation
■
No periodic interest payments
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Limited secondary market liquidity, with no exchange listing

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-6 of product supplement EQUITY INDICES ARN-1.
The initial estimated value of the notes as of the pricing date is expected to be between $9.30 and $9.70 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-14 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price(1)(2)	$10.00	$
Underwriting discount(1)(2)	$0.20	$
Proceeds, before expenses, to BAC	$9.80	$
(1)
For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)
For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.
October     , 2015

Accelerated Return Notes® Linked to an International Equity Index Basket, due October , 2017
Summary
The Accelerated Return Notes® Linked to an International Equity Index Basket, due October     , 2017 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the international equity index basket described below (the “Basket”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.
The Basket is comprised of the EURO STOXX 50® Index and the JPX-Nikkei Index 400 (each, a “Basket Component”). On the pricing date, each of the Basket Components will be given an initial weight of 50%.
The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This initial estimated value range was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes.  The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-14.
Terms of the Notes		Redemption Amount Determination
Issuer:	Bank of America Corporation (“BAC”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:
An equally-weighted international equity index basket comprised of the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”) and the JPX-Nikkei Index 400 (Bloomberg symbol: “JPNK400”). Each Basket Component is a price return index.

Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:
The average of the values of the Market Measure on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-17 of product supplement EQUITY INDICES ARN-1.

Participation Rate:	300%
Capped Value:	[$12.50 to $12.90] per unit, which represents a return of [25% to 29%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-14.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to an International Equity Index Basket, due October , 2017
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement EQUITY INDICES ARN-1 dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/70858/000119312515168280/d918996d424b5.htm
■	Series L MTN prospectus supplement dated May 4, 2015 and prospectus dated May 1, 2015: http://www.sec.gov/Archives/edgar/data/70858/000119312515167979/d865347d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES ARN-1.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.
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You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to the Ending Value.
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You accept that the return on the notes will be capped.
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You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
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You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.
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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

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You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
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You seek principal repayment or preservation of capital.
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You seek an uncapped return on your investment.
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You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on the stocks included in the Basket Components.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to an International Equity Index Basket, due October , 2017
Hypothetical Payout Profile and Examples of Payments at Maturity
The below graph is based on hypothetical numbers and values.
Accelerated Return Notes®
This graph reflects the returns on the notes based on the Participation Rate of 300% and a Capped Value of $12.70 per unit (the midpoint of the Capped Value range of [$12.50 to $12.90]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Participation Rate of 300%, a hypothetical Capped Value of $12.70 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, Capped Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
105.00	5.00%	$11.50	15.00%
110.00	10.00%	$12.70(2)	27.00%
120.00	20.00%	$12.70	27.00%
130.00	30.00%	$12.70	27.00%
140.00	40.00%	$12.70	27.00%
150.00	50.00%	$12.70	27.00%
160.00	60.00%	$12.70	27.00%
(1)                The Starting Value and Threshold Value will be set to 100.00 on the pricing date.
(2)                The Redemption Amount per unit cannot exceed the hypothetical Capped Value.
For recent hypothetical levels of the Basket, see “The Basket” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.
Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to an International Equity Index Basket, due October , 2017
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 80.00
= $8.00 Redemption Amount per unit
Example 2
The Ending Value is 105.00, or 105.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 105.00
= $11.50 Redemption Amount per unit
Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $12.70 per unit
Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to an International Equity Index Basket, due October , 2017
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY INDICES ARN-1, page S-5 of the Series L MTN prospectus supplement, and page 9 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
■	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

■	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Basket Components.
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The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

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The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the level of the Basket, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-14. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■
The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our creditworthiness and changes in market conditions.

■
A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

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Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in shares of companies included in the Basket Components) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

■	Changes in the level of one of the Basket Components may be offset by changes in the level of the other Basket Component.
■	The index sponsors may adjust their respective Basket Components in a way that affects their levels, and have no obligation to consider your interests.
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You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

■
While we or our affiliates may from time to time own securities of companies included in the Basket Components, we do not control any company included in any Basket Component, and are not responsible for any disclosure made by any other company.

■
Your return on the notes may be affected by factors affecting the international securities markets, specifically changes in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities in the Basket Components trade against the U.S. dollar which you would have received if you had owned the securities in the Basket Components during the term of your notes, although the value of the Basket may be adversely affected by general exchange rate movements in the market.

■	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.
■
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-24 of product supplement EQUITY INDICES ARN-1.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to an International Equity Index Basket, due October , 2017
Additional Risk Factors
There are uncertainties regarding the JPNK400 because of its extremely limited performance history.
The JPNK400 was first published in January 2014. Accordingly, there is extremely limited trading history available for the JPNK400 upon which you can evaluate its prior performance, and it may perform in unexpected ways.  Because the JPNK400’s past historical performance is extremely limited, your investment in the notes may involve a greater risk than investing in securities linked to one or more indices with an established record of performance. A longer history of actual performance may be helpful in providing more reliable information on which to assess the validity of the methodology that the JPNK400 uses to select its components, as described below under “The Basket Components.” The historical JPNK400 levels should not be taken as an indication of future performance, and no assurance can be given as to the JPNK400 closing level on any given date.
There is no assurance that the investment view implicit in the JPNK400 will be successful.
The JPNK400 constituents will be selected from time to time during the term of the notes in the manner described in “The Basket Components—The JPX-Nikkei Index 400—Standards for Listing and Maintenance.”  The criteria used for selecting the JPNK400 stocks may not result in stocks that outperform Japanese stocks generally, or the stocks that may be included in other indices that track Japanese securities markets. Although the JPNK400 stocks may satisfy the quantitative and qualitative criteria of the JPNK400 at the time they are selected, there can be no assurance that they will continue to do so thereafter, which may reduce the level of the JPNK400. There can be no assurance that the future performance of the JPNK400 will result in your receiving an amount greater than or equal to the principal amount of your notes.  The performance of the JPNK400 may be worse than the performance of the equity markets generally, and worse than the performance of specific sectors of the equity markets (including Japanese equities in particular), or other securities in which you may choose to invest.
Other Terms of the Notes
Market Measure Business Day
The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY INDICES ARN-1 dated May 4, 2015.
A “Market Measure Business Day” means a day on which:
(A) each of the Eurex (as to the EURO STOXX 50® Index) and the Tokyo Stock Exchange (as to the JPX-Nikkei Index 400) (or any successor to the foregoing exchanges) are open for trading; and
(B) the Basket Components or any successors thereto are calculated and published.
Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to an International Equity Index Basket, due October , 2017
The Basket
The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.
For more information on the calculation of the value of the Basket, please see the section entitled “Description of ARNs—Basket Market Measures” beginning on page PS-19 of product supplement EQUITY INDICES ARN-1.
If October 7, 2015 were the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:
Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
EURO STOXX 50® Index	SX5E	50.00	3,226.40	0.01550407	50.00
JPX-Nikkei Index 400	JPNK400	50.00	13,378.22	0.00376802	50.00
				Starting Value	100.00
(1)
The actual closing level of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described in the section entitled “Description of ARNs—Basket Market Measures—Determination of the Component Ratio for Each Basket Component” beginning on page PS-20 of product supplement EQUITY INDICES ARN-1 if a Market Disruption Event occurs on the pricing date as to any Basket Component.

(2)	These were the closing levels of the Basket Components on October 7, 2015.
(3)
Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on October 7, 2015 and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket by summing the products of the closing level for each Basket Component on each calculation day during the Maturity Valuation Period and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described in the section “Description of ARNs—The Starting Value and the Ending Value—Ending Value” beginning on page PS-17 of product supplement EQUITY INDICES ARN-1.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to an International Equity Index Basket, due October , 2017
While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 6, 2014 through October 7, 2015.  The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2013, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.
Hypothetical Historical Performance of the Basket

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to an International Equity Index Basket, due October , 2017
The Basket Components
All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the index sponsors. The index sponsors, which license the copyright and all other rights to the Basket Components, have no obligation to continue to publish, and may discontinue publication of, the Basket Components. The consequences of the index sponsors discontinuing publication of the Basket Components are discussed in the section of product supplement EQUITY INDICES ARN-1 on page PS-19 entitled “Description of ARNs—Discontinuance of an Index.”  Neither we nor MLPF&S accept any responsibility for the calculation, maintenance, or publication of the Basket Components or any successor indices.
The EURO STOXX 50® Index
The EURO STOXX 50® Index (the “SX5E”) was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG (“STOXX”).  Publication of the SX5E began in February 1998, based on an initial index level of 1,000 at December 31, 1991. On March 1, 2010, STOXX announced the removal of the “Dow Jones” prefix from all of its indices, including the SX5E.
Index Composition and Maintenance
For each of the 19 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index.  If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are then added to the selection list.  All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list.  The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.
The SX5E components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.
The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the EURO STOXX® Index.
The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The SX5E is subject to a “fast exit rule.”  The SX5E components are monitored for any changes based on the monthly selection list ranking.  A stock is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list.  The highest-ranked stock that is not an index component will replace it.  Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.
The SX5E is also subject to a “fast entry rule.”  All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list.
The SX5E is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.
Index Calculation
The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the SX5E value can be expressed as follows:
The “free float market capitalization of the Index” is equal to the sum of the product of the closing price, number of shares outstanding, free float factor, and weighting cap factor, for each component stock as of the time the SX5E is being calculated.
The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.
Neither we nor any of our affiliates, including the selling agent, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the SX5E or any successor to the SX5E.  STOXX does not guarantee the accuracy or the completeness of the SX5E or any data included in the SX5E.  STOXX assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the SX5E.  STOXX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the SX5E or the manner in which the SX5E is applied in determining the amount payable on the notes at maturity.

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to an International Equity Index Basket, due October , 2017
The following graph shows the daily historical performance of the SX5E in the period from January 1, 2008 through October 7, 2015. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On October 7, 2015, the closing level of the SX5E was 3,226.40.
Historical Performance of the SX5E
This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the notes may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the SX5E.
License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the notes.
The license agreement between us and STOXX requires that the following language be stated in this term sheet:
STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the notes.  STOXX does not:
■	sponsor, endorse, sell, or promote the notes;
■	recommend that any person invest in the notes or any other securities;
■	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the notes;
■	have any responsibility or liability for the administration, management, or marketing of the notes; or
■	consider the needs of the notes or the holders of the notes in determining, composing, or calculating the SX5E, or have any obligation to do so.
STOXX will not have any liability in connection with the notes.  Specifically:
■	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
■	the results to be obtained by the notes, the holders of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
■	the accuracy or completeness of the SX5E and its data;
■	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
■	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
■	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the notes or any other third parties.

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to an International Equity Index Basket, due October , 2017
The JPX-Nikkei Index 400
The JPX-Nikkei Index 400 (the “JPNK400”) was developed by Japan Exchange Group, Inc. (“JPX”), Tokyo Stock Exchange, Inc. (“TSE,” and together with JPX, the “JPX Group”) and Nikkei Inc. (the “Nikkei,” and together with the JPX Group, the “JPNK400 sponsor”). The JPNK400 is calculated, maintained and published by the JPNK400 sponsor. We have not independently investigated the accuracy or completeness of this information. The JPNK400 sponsor has no obligation to continue to publish, and may discontinue publication of, the JPNK400.
The JPNK400 is composed of stocks listed on the TSE’s First Section (large companies), Second Section (mid-size companies), Mothers (Market Of The High-growth and EmeRging Stocks — for startups) and JASDAQ market.  Stocks included in the JPNK400 are selected based on market capitalization, trading value, return on equity, and other factors, as described in more detail below.  The JPNK400 was first calculated and published on January 6, 2014.  The inception value of the JPNK400 was 10,000 on August 30, 2013 (the calculation base date). The index is calculated every one second during the trading hours of the TSE.
Ten main groups of companies constitute the JPNK400, with the approximate percentage of the market capitalization of the JPNK400 included in each group as of December 30, 2014 indicated in parentheses: Electric Appliances & Precision Instruments (15.04%) ; Automobiles & Transportation Equipment (11.07%); IT & Services (10.30%); Banks (8.01%); Raw Materials & Chemicals (7.34%); Machinery (5.93%); Pharmaceutical (5.79%); Financials (excluding banks) (5.55%); Transportation & Logistics (5.54%); and Commercial & Wholesale Trade (4.63%).  As of that date, more than 388 of the securities included in the JPNK400 were listed on the TSE’s First Section.
The JPNK400 is calculated in both price return and total return versions and is calculated in yen. The notes are linked to the price return version of the JPNK400, which means (as noted above) that the Ending Value will not include any income generated by dividends paid on the stocks included in the JPNK400.
Additional information relating to the composition and calculation of the JPNK400 is available on the JPNK400 sponsor’s website:  www.tse.or.jp/english/market/topix/jpx_nikkei.html. However, information included in that website shall not be deemed to be included or incorporated by reference in this document.
Standards for Listing and Maintenance
The JPNK400 components are reviewed annually based on the selection criteria applied as of the final business day of June (the base selection date). The calculation of the JPNK400 using the new constituents will begin at the end of August.  The selection process and criteria are as follows:
(1)  1,000 stocks are selected based on their trading value over the past three years and the market value on the base selection date.  Stocks are excluded from selection if they fall under any of the following criteria:
●	listed for less than three years;
●	the company’s liabilities are in excess of its assets during any of the past three fiscal years;
●	the company has an operating loss in each of the past three fiscal years;
●	the company has a net loss in each of the past three fiscal years;
●	the company’s financials have disclosed doubt regarding its ability to continue as a going concern;
●	disclosure of insufficient financials controls;
●	the stock has been designated as a security to be delisted or security on alert; or
●	certain listing violations have occurred over the past year.
(2)  Each stock is scored by (a) three-year average return on equity (weighted 40%), (b) three-year cumulative operating profit (weighted 40%) and (c) market capitalization on the selection base date (weighted 20%), determined as follows:
Three-year average return on equity is calculated as follows:
Three-year cumulative operating profit is the sum of reported operating profit over the past three years.
The market capitalization of a stock is calculated based on the number of listed shares multiplied by its closing share price as of the annual selection base date.
(3)  400 stocks are selected by the final ranking with the scores calculated above in (2) and qualitative factors from the perspectives of corporate governance and disclosure.  These factors are applied as of the selection base date and include the appointment of at least two independent outside directors, releasing the most recent earnings report according to international financial reporting standards and the release of English language earnings information via TDnet.  The final score for each stock equals the sum of the score calculated above in (2) plus the score from the qualitative factors.  Stocks are ranked from highest to lowest based on their final scores, with the exception that stocks with negative three-year average return on equity and most recent return on equity are negative or that have negative three-year cumulative operating profit are moved to the bottom of the ranking.  In the event of a tie in final scores, the stock with the higher market capitalization is ranked higher.
Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to an International Equity Index Basket, due October , 2017
Calculation of the Index
The JPNK400 is calculated using free-float adjusted market value weighting and is calculated to two decimal places.  The level of the JPNK400 equals the current total free float adjusted market value divided by the base market value.  The market value is the sum of the number of shares of each constituent stock multiplied by its stock price.  The base market value is adjusted to maintain continuity in the JPNK400 when the market value of constituents changes for non-market reasons.  The weight of each JPNK400 component is capped at 1.5% of the JPNK400, and if any component exceeds that weight, it is adjusted downwards at the time of the annual review. In case of delisting of the components due to a merger, bankruptcy, or other corporate event, new stocks are not added until the next annual review.
The free-float adjustment market value is determined by excluding the estimated number of listed shares that are deemed not to be available for trading in the market, using publicly available documents. Among the shares that are not treated as available are, among others, shares held by specified types of major shareholders, and shares held by board members and other representatives. The free-float weights are reviewed annually for each index stock, with the announcement and effective date for each index constituent occurring on a quarterly basis, depending upon the relevant company’s earnings release schedule. In addition to this annual review, the JPNK400 sponsor may also adjust a company’s free-float weight to reflect extraordinary events.
The index components can be updated from time to reflect, for example, the establishment of a new company as a result of a corporate consolidation, or the delisting of a company.  A variety of corporate events will result in the change of the number of shares used to calculate the index, including securities offerings, exercises of warrants and share dividends.
The following graph shows the daily historical performance of the JPNK400 in the period from January 6, 2014 through October 7, 2015. The JPNK400 was first published on January 6, 2014, thus only limited historical information exists with respect to the JPNK400. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On October 7, 2015, the closing level of the JPNK400 was 13,378.22.
Historical Performance of the JPNK400
This historical data on the JPNK400 is not necessarily indicative of the future performance of the JPNK400 or what the value of the notes may be. Any historical upward or downward trend in the level of the JPNK400 during any period set forth above is not an indication that the level of the JPNK400 is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the JPNK400.
License Agreement
We expect to enter into an agreement with the JPNK400 sponsor providing us with a non-exclusive license with the right to use the JPNK400 in exchange for a fee.  The JPNK400 is the intellectual property of the JPNK400 sponsor.
The JPNK400 is a copyrighted material using a methodology independently developed and created by the JPNK400 sponsor, and the JPNK400 sponsor owns the copyrights and other intellectual property rights subsisting in the JPNK400 itself and the methodology used to calculate the JPNK400. Ownership of trademarks and any other intellectual property rights with respect to the markets to indicate the JPNK400 belong to the JPNK400 sponsor. The notes are arranged, managed and sold exclusively at the risk of MLPF&S, and the JPNK400 sponsor does not guarantee the notes and shall assume no obligation or responsibility with respect to the notes.
The JPNK400 sponsor shall not be obligated to continuously publish the JPNK400 and shall not be liable for any errors, delays, or suspensions of the publication of the JPNK400. The JPNK400 sponsor shall have the right to change the composition of the stocks included in the JPNK400, the calculation methodology of the JPNK400 or any other details of the JPNK400 and shall have the right to discontinue the publication of the JPNK400 at any time.
Accelerated Return Notes®	TS-13

Accelerated Return Notes® Linked to an International Equity Index Basket, due October , 2017
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.
MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.
MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as our internal funding rate, is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Use of Proceeds” on page PS-15 of product supplement EQUITY INDICES ARN-1.
Accelerated Return Notes®	TS-14

Accelerated Return Notes® Linked to an International Equity Index Basket, due October , 2017
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Basket.

■
Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 99 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-24 of product supplement EQUITY INDICES ARN-1.
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.
Market-Linked Investments Classification
MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.
Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.
“Accelerated Return Notes®” and “ARNs®” are our registered service marks.
Accelerated Return Notes®	TS-15